Exhibit 10.1

INTELLECTUAL PROPERTY AGREEMENT

This Intellectual Property Agreement (together with its exhibits, the “Agreement”), effective as of January 31, 2016 (the “Effective Date”), is made and entered into by and between: (a) Hewlett-Packard Development Company, L.P., a Texas limited partnership having its principal place of business at 11445 Compaq Drive West, Houston, Texas 77070-1443 (“HPDC”), and HP, Inc., a Delaware corporation having its principal place of business at1501 Page Mill Road, Palo Alto, California 94304, U.S.A. (“HPI”) (HPDC and HPI are collectively referred to herein as “HP”), on the one hand; and (b) 3D Nanocolor Corp., a Delaware corporation having its principal place of business at 11100 Santa Monica Blvd Suite 380, Los Angeles, CA 90025 U.S.A. (“Company”), on the other hand. HP and Company may hereinafter be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, HP has developed certain electro-kinetic display technology as described in further detail in Exhibit 1.9 attached hereto.

WHEREAS Company desires to have a research license to determine the feasibility of incorporating such technology in its products, and HP desires to grant such a license;

WHEREAS, Company in addition desires an option to purchase, and HP desires to sell an option to purchase the Assignable Patents (as defined below), subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1	Definitions

1.1	“Affiliate” means, with respect to a Party, any entity that Controls, is Controlled by, or is under common Control with such Party.

1.2	“Assignable Patents” means, collectively the patent(s) and the patent application(s) set forth in Exhibit 1.2 hereto.

1.3	“Assignment Option” means the option specified in Section 2.3.

1.4	“Control” means the: (i) ownership of, or power to control the voting of, more than 50% of the outstanding shares representing the right to vote for directors or other managing officers of such an entity; or (ii) for an entity that does not have outstanding shares, more than 50% of the legal or beneficial ownership interest representing the right to make decisions for such entity; or (iii) possession of the power to direct or cause the direction of the management and policies of such entity, whether by contract or otherwise. An entity shall be an Affiliate only for so long as such “Control” exists.

1.5	“Closing Date” is two (2) years from the Effective Date, or such longer period as the Parties may agree, and further subject to the provisions of Section 2.3.

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Intellectual Property Agreement

1.6	“Field of Use” means any field including imaging applications (which for purposes hereof, means at least 126 single color pixels per inch or, equivalently, 42 side-by-side full-color pixels per inch) and signage, but excluding the tinting of windows, visors, goggles, and eyeglasses.

1.7	“Follow-on Patents” means (a) all extensions, renewals, reissues, and reexaminations of the issued patents of the Assignable Patents and (b) all applications claiming any right of priority to or through the patent applications of the Assignable Patents (and all patents issuing on such applications), filed or applied for by Company, by any of Company’s Affiliates or by any subsequent successors to, or assigns of, any of the same in any country after the Closing Date.

1.8	“HP Group” means HP and its Affiliates (current and future, and its and their successors in interest).

1.9	“HP Technology” the IP described in Exhibit 1.9 attached hereto.

1.10	“Improvement Patents” means any patented or patent-pending improvements made by or for Company or its Affiliates to the HP Technology, whether such improvements are created by way of optimization, enhancement or otherwise, and includes without limitation any patentable inventions: (i) used in manufacturing, or otherwise incorporated in, a Licensed Product: (ii) that was created with reference to the HP Technology; or (iii) that otherwise requires the practice of any Assignable Patent.

1.11	“Intellectual Property” or “IP” means discoveries, inventions, developments, improvements, works of authorship, mask works, identifying marks, trade dress, confidential or proprietary information, know-how, designs, processes, technologies and other such items for which Intellectual Property Rights may be secured.

1.12	“Intellectual Property Rights” or “IPR” means all rights in patents, patent applications, utility models, design rights, copyrights, moral rights, trade secrets, mask work registrations, trademarks, service marks and other similar rights.

1.13	“Knowledge of HP” means the specific knowledge of HP’s patent counsel and business persons providing support for this Agreement on the Effective Date, following a diligent search of HP’s database routinely used for tracking its patent agreements.

1.14	“Licensed Product” means any product, product line, service, device, system, component, hardware, software or any combination of the foregoing, which is made, used, imported, exported, distributed, sold, offered for sale, or developed by a Party and which, in the absence of a license granted under this Agreement, would infringe at least one claim of one of the Assignable Patents or the Follow-on Patents or otherwise uses the HP Technology in its use or manufacture.

1.15	“Open Source License” means any license that (a) has been approved as an open source license by the Open Source Initiative; and/or (b) provides as a condition or covenant of use, modification or distribution of the licensed software, that such software, or other software derived from such software: (i) be redistributable at no charge, (ii) be licensable and/or redistributed to third parties, and that derivative works of such software may be made and distributed, or (iii) be distributed or otherwise disclosed or made available in source code form.

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1.16	“Purchase Price” has the meaning set forth in Section 4.2.1.

1.17	“Subsidiary” means, with respect to a Party, any entity which is Controlled by the Party.

1.18	“Standards-Related Actions” means to (i) disclose to a standards organization (whether open, proprietary, or otherwise) any patent that may be essential or necessary for implementation of, or otherwise reads on, a standards specification promulgated by the standards organization, (ii) provide an assurance to a standards organization (whether open, proprietary, or otherwise) of a willingness to license or grant a license under reasonable and non-discriminatory terms, royalty-free or royalty-bearing, one or more patents that are essential or necessary for implementation of, or otherwise reads on, a standards specification promulgated by the standards organization, or (iii) submit one or more patents to a patent pool or a patent pool’s agent for inclusion in the pool’s licensing activities.

1.19	“Third Party” means any Person other than Company, HP or their respective Affiliates.

2	Technology Transfer; Research License, Production Option And Ownership

2.1	Technology Transfer. HP shall transfer to Company, and Company shall take title to, the tangible HP Technology deliverables specified in Exhibit 1.9 at HP’s facilities in Corvallis, Oregon within 15 days of the Effective Date. In addition, HP shall provide up to thirty (30) hours of telephonic or e-mail consulting from such facilities with respect to the HP Technology on an “as available” basis, said consulting to end no later than April 30, 2016.

2.2	Research License. HP hereby grants to Company and its Subsidiaries, a license, in and to the HP Technology and under the Assignable Patents, to design, make, have made and use Licensed Products for research purposes only, including providing prototypes thereof to prospective customers to determine feasibility and customer acceptance.

2.3	Patent Assignment Option. Company shall have the exclusive option to acquire the Assignable Patents in accordance with, and subject to, the terms of this Section 2.3 (the “Assignment Option”). The Assignment Option will be deemed exercised if:

2.3.1	Company provides HP notice at least sixty (60 days before the Closing Date of its intent to exercise such option; and

2.3.2	Company makes the payment specified in Section 4.2.1 within sixty (60) days of said notice, then effective as of such date (which date of payment shall thereafter be considered the Closing Date).

If the Assignment Option is exercised, then HP agrees to the assignment and transfer of the Assignable Patents in accordance with Section 3.

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2.4	Covenant Not to License. For two (2) years from the Effective Date, other than as set forth in this Section 2.4, HP agrees not to license, transfer, pledge, offer to option, encumber, sell, assign or otherwise dispose of the HP Technology, or the Assignable Patents to any Third Party. The foregoing shall not apply to: (i) licenses executed prior to the Effective Date or options to license executed prior to the Effective Date that are exercised thereafter; (ii) patent cross-licenses or broad licenses, regardless of their execution date, that do not specifically (a) enumerate the Assignable Patents or (b) otherwise contemplate disclosure of the HP Technology; or (iii) litigation settlement agreements between HP or its Subsidiaries and any Third Party.

2.5	Ownership. Subject to the licenses granted hereunder, as between the Parties, all right, title and interest in and to:

2.5.1	The HP Technology remains with HP; provided, however, that title to the tangible embodiments of the HP Technology listed as “Sample Material” under Exhibit 1.9 shall transfer to Company upon its exercise of the Assignment Option;

2.5.2	The Improvement Patents remains with Company; and

2.5.3	The Assignable Patents and any Follow-On Patents remain with HP unless and until the Assignment Option is exercised.

2.6	Confidentiality. HP may disclose information to Company that HP considers to be proprietary and/or confidential, either marked as “Confidential” at the time of disclosure or treated as confidential at the time of disclosure and within 30 days thereafter confirmed in writing as being confidential (in all such cases, “Confidential Information”). Company will use Confidential Information only for purposes relating to this Agreement (including without limitation, to exercise the licenses granted under Section 2.2) and will protect such Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of such Confidential Information as Company uses to protect its own information of like nature. Company may share this Confidential Information to its legal and financial counsel and other professional advisors, but subject to their being bound by confidentiality obligations at least as strict as provided herein. The obligation to protect Confidential Information under this Section 2.6 does not extend to any information that:

2.6.1	Was in Company’s possession prior to its receipt under this Agreement;

2.6.2	Is or becomes publicly known without breach of this Agreement;

2.6.3	Is rightfully received by Company from any Third Party without accepting a duty of confidentiality;

2.6.4	Is disclosed by HP to any Third Party without imposing a duty of confidentiality;

2.6.5	Is independently developed by Company;

2.6.6	Is disclosed with written permission from HP; or

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2.6.7	Is required to be disclosed pursuant to a subpoena, court order or other operation of law; provided that Company has promptly notified HP and HP has the opportunity to contest the need for such disclosure, or to seek a protective order therefore.

The provisions of this Section 2.6 shall expire upon Company exercising the Assignment Option. While the terms of this Agreement shall be considered confidential, the foregoing shall not, however, be construed as prohibiting either Party from disclosing the existence of this Agreement or the fact that the Assignable Patents were assigned by HP to Company, registering the assignment of Assignable Patents; or from referencing this Agreement in other agreements subject to confidentiality terms and conditions similar to those contained herein. Furthermore, HP may disclose the applicable terms of Section 5 as reasonably necessary to confirm to third parties the existence and scope of rights or immunities granted or sublicensed thereunder. Any other public disclosure by Company, such as a press release or other communique, regarding this Agreement shall require HP’s prior consent, not to be unreasonably withheld or delayed.

2.7	Prosecution and Maintenance. Unless and until the Assignment Option is exercised, HP shall be responsible for the prosecution and maintenance, including the payment of all associated fees, of the Assignable Patents, after which the responsibilities for which shall be in Company’s sole discretion. Company is responsible for prosecution and maintenance of the Improvement Patents, the responsibility being subject to Company’s sole discretion.

3	Assignment And Transfer Of Patents

The provisions of this Section 3 shall be effective and only apply if Company exercises the Assignment Option.

3.1	Patent Assignment. Subject to all rights granted to others prior to or concurrent with the Closing Date as set forth in Section 6, and HP’s reservation of rights set forth in Section 5, HP hereby sells, assigns, transfers and conveys to Company, effective as of the Closing Date, all of HP’s right, title and interest in and to the Assignable Patents, including without limitation, the right to sue for injunctive relief and damages (including based on provisional rights related to published patent applications among the Assignable Patents) for infringement of any of the Assignable Patents accruing at any time prior to, on, or after the Closing Date (subject to Section 6.2).

3.1.1	Subsequent Transfer of Patents. Company shall ensure (whether by operation of law or otherwise) that any transfer, by assignment or otherwise, of any of the Assignable Patents, Follow-on Patents or any Improvement Patents by Company to any party shall be subject to all of HP’s and its Affiliates’ rights under this Agreement.

3.1.2	Perfecting Title. Following the Closing Date and subject to Section 3.5, upon Company’s request, HP shall reasonably cooperate with Company to perfect, record and secure title in and to the Assignable Patents, at Company’s expense.

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3.2	Company Responsibilities. Company shall be solely responsible for all actions and all costs whatsoever, including but not limited to taxes, attorneys’ fees and patent office fees in any jurisdiction, associated with the perfection of Company’s rights, title, and interest in and to each Assignable Patent and recordation thereof. HP’s obligation to execute and deliver to Company the documents specified in Section 3.1 constitutes HP’s entire obligation to transfer to Company any materials relating to the Assignable Patents. Furthermore, Company shall be solely responsible for all actions and all costs, including attorneys’ fees and patent office fees in any jurisdiction, for prosecution or maintenance of the Assignable Patents having a due date on or after the Closing Date.

3.3	No Other Rights. Except for the assignment of Assignable Patents and the licenses to the HP Technology as expressly set forth in this Agreement, no license, immunity, ownership interest, or other right is granted to Company under this Agreement, either directly or by implication, estoppel, or otherwise. Without limiting the foregoing, no license or other right is granted by this Agreement to practice any other patent, application for patent, or other intellectual property right of HP, even if required for the practice of an Assignable Patent or sharing a common priority with an Assignable Patent.

3.4	Employee/Inventors. Following the Closing Date and subject to Section 3.5, upon Company’s reasonable request, HP shall reasonably cooperate with Company to make HP’s employees or named inventors of the Assignable Patents that are employed by HP at the time of Company’s request available as needed to facilitate prosecution of the Assignable Patents.

3.5	Reimbursement. Company shall reimburse HP for any reasonable out of pocket costs (including reasonable hourly rates for the employees/inventors that may cooperate under Section 3.4) and expenses that HP incurs in complying with its obligations under Sections 3.1.2 and 3.4.

4	Payment

4.1	Research License Fee. Company shall pay HP the non-refundable, non-creditable amount of Two Hundred Thousand Dollars and Zero Cents (U.S.$200,000.00) payable in accordance with the following schedule:

4.1.1	One Hundred Thousand Dollars and Zero Cents (U.S.$100,000.00) upon completion of the technology transfer contemplated under Section 2.1; and

4.1.2	One Hundred Thousand Dollars and Zero Cents (U.S.$100,000.00) upon the first anniversary of the Effective Date.

4.2	Assignment Option Exercise. In the event that Company exercises the Assignment Option, Company shall pay HP:

4.2.1	The non-refundable, non-creditable amount of One Million Four Hundred Thousand Dollars and Zero Cents (U.S.$1,400,000.00) (the “Purchase Price”); and

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4.2.2	A running royalty of Three Percent (3.0%) of the gross revenues received by Company and its Affiliates for the sale, rental, license or other disposition of Licensed Products.

Company acknowledges and agrees that HP may terminate this Agreement upon notice to Company with no liability to Company whatsoever if HP does not receive the Purchase Price by or before the last possible date that can qualify as the Closing Date under Section 1.4.

4.3	Manner of Payment. Payment that is due under Section 4.1 or 4.2 shall be made by wiretransfer to:

Bank of America,

1850 Gateway Boulevard

Concord, CA 94520

Account name: Hewlett-Packard Development Company

ABA No. 026009593

Swift No. BOFAUS3N

Account Number: 3752072176

with notice as to the confirmation of wire transfer to be sent to the HPI address specified in Section 10.5, and an electronic mail copy thereof sent to IPL.Wiretransfer@hp.com.

4.4	Late Payments. Any delay by Company in transmitting a payment due hereunder shall constitute a material breach of this Agreement. Company must correct any discrepancy in payment within 30 days of discovering the discrepancy or being notified thereof by HP. If a required payment is delayed or when a discrepancy is corrected, Company shall pay to HP simple interest calculated at an annual rate equal to the U.S. prime rate as published by the Wall Street Journal for the date on which such amounts first became past due, to be paid by Company for each month or portion thereof that the payment was delayed or the discrepancy was outstanding. Interest is in addition to any other remedies HP may have under this Agreement, at law or in equity.

4.5	Taxes. Company shall pay all taxes (including without limitation sales, use, value-added, and similar taxes) arising from the payments made by Company to HP under this Agreement, except for taxes based solely upon HP's net income and legally required withholding taxes. Where applicable, HP shall invoice Company for such taxes and Company shall remit the amount of such taxes to HP or provide HP with the appropriate exemption certificate. In any case, where taxes are withheld, Company shall provide HP with all documentation relating to withheld taxes, including receipts necessary to claim the applicable credit. Other than taxes based solely upon HP's income and legally required withholding taxes, in the event that taxes are legally imposed initially or are later assessed by any taxing authority upon HP, then Company shall reimburse HP for such taxes, plus any interest suffered by HP, within sixty (60) days.

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4.6	Royalty Reports, Payments, and Accounting.

4.6.1	Royalty Payment and Report. Within 30 days after the end of each calendar quarter after the exercise of the Assignment Option, Company will make a written report of proceeds (the “Royalty Report”) due under Section 4.2.2 for the preceding calendar quarter. The Royalty Report is due even if revenues are zero. The Royalty Report will take the form of Exhibit 4.6.1 attached hereto. Within 30 days following the end of each calendar quarter, Company will make the payment due HP of royalties for the time period covered by such report.

4.6.2	Address. The Royalty Report will be sent to the following address:

HP Inc.

1501 Page Mill Road, M/S 1560

Palo Alto, CA 94304

U.S.A.

ATT: IPSL Royalty Report/Contract Compliance

With an email copy of the Royalty Report to: IPL.Royalty@hp.com. The foregoing addresses may be changed by HP by reasonable advance notice.

4.6.3	Late Reports. Any delay by Company in submitting a Royalty Report will constitute a material breach of this Agreement.

4.6.4	Accounting. Company will keep and maintain records for a period of 5 years showing the sale, license, lease, use or other disposition of Licensed Product(s). Such records will include general ledger records showing cash receipts and expenses, and records that include production records, customers, serial numbers and related information in sufficient detail to enable the royalties payable hereunder by Company to be determined. Company will maintain such records in accordance with “Generally Accepted Accounting Principles,” “International Financial Reporting Standards” or other then-applicable generally accepted accounting principles. Company will permit its books and records to be examined by an independent auditing firm selected by HP from time to time to the extent necessary to verify the Royalty Reports. Any such examination will be made at the expense of HP, except in the event that the results of the audit reveal an underreporting of royalties due HP of 3% or more, then the costs of such examination will be borne by Company. Within 30 days after receiving notice from HP of any underpayment identified by such examination, Company will pay: (i) any underpayments plus interest calculated from the date when such underpayment should have been paid; and (ii) the cost of such examination, if required as set forth above. If the examination shows Company overpaid, Company will credit such discrepancies against future payments owing hereunder.

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5	Reserved rights

The provisions of this Section 5 shall be effective and only apply if Company exercises the Assignment Option.

5.1	Retained License. HP reserves and retains, for the benefit of the HP Group), and/or Company hereby grants back to HP Group, as the case may be, a worldwide, fully paid-up, royalty-free, irrevocable, non-exclusive license under the Assignable Patents and any Follow-on Patents and Improvement Patents to make, have made, use, sell, offer for sale, import, export, and otherwise dispose of or exploit any product or service of HP Group within the Field of Use, and to practice any method, and to authorize third parties to do any of the foregoing on behalf of HP Group. This license shall remain in force for the full term of any Assignable Patents and any Follow-on Patents and Improvement Patents.

5.2	Sublicensing. HP Group may sublicense any or all of the rights described in Section 5.1:

5.2.1	to any Third Party for the development or manufacture of HP Group’s products or services, or components thereof, and solely on behalf of HP Group;

5.2.2	to a Third Party to whom HP Group has provided or provides products or services solely (i) to the extent reasonably required for the enjoyment of those products or services; or (ii) to the extent required to avoid liability or obligation under a bona fide indemnity entered into in conjunction with those products or services;

5.2.3	to the extent required by any legally binding duty or obligation to grant any Third Party any license, covenant not to sue, or similar right under the Assignable Patents and any Follow-on Patents, where such duty or obligation existed (or is based on or arises out of any contract, promise, conduct, or action that existed or occurred) prior to the Closing Date; and

5.2.4	to any entity that, at any time after the Closing Date, ceases to be an Affiliate of HP, or acquires an Affiliate of HP, or acquires any product line or service line of HP Group; provided, however, that the scope of any such sublicense shall be limited to: (i) the products and services of the applicable Affiliate, product line, or service line that existed or were in development immediately prior to the granting of the sublicense; and (ii) any future versions of such products and services substantially derived therefrom.

5.3	Anti-Laundry Provision. For clarity, HP understands and acknowledges that the licenses retained under Sections 5.1 and 5.2 cover only the products and services sold to, by, through or on behalf of HP Group, and do not cover: (i) transactions that the HP Group enter into or otherwise arrange with a Third Party predicated, in whole or substantial part, on the Third Party’s or HP Group’s part, to purposefully avail itself of the licenses granted under Sections 5.1 and 5.2; or (ii) products the designs of which are received in substantially completed form from a Third Party which HP Group merely manufacture for sale only by or on behalf of such Third Party; provided, however, that the application of brands or marks of a Third Party to products or services designed and manufactured by HP Group (ordinarily known as private labeling) shall not be considered unlicensed laundering activity.

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5.4	Further Assistance. Company shall execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary, at HP’s request, to record or perfect the reserved rights of HP Group under this Agreement. HP shall reimburse Company for reasonable expenses incurred under this Section 5.4 that have been approved in advance.

5.5	Company’s Joinder of HP. Company shall not: (i) voluntarily join or implead an HP Group entity, either directly or through an intermediary or affiliate, as a co-party plaintiff in any litigation or administrative proceeding brought by Company and Affiliates alleging the infringement by a Third Party of the Assignable Patents; or (ii) undertake voluntarily a position that an HP Group entity is or should be a necessary or indispensable co-party plaintiff for the purpose of any litigation or administrative proceeding brought by Company alleging the infringement by any Third Party of the Assignable Patents. If an HP Group entity is involuntarily joined as a co-party plaintiff, Company shall take all steps reasonably requested by HP to attempt to remove them from the litigation.

5.6	Indemnity. From and after the Closing Date, Company shall (or shall cause one or more of its Affiliates to) promptly and fully reimburse, indemnify and hold harmless HP Group for, from and against any and all liabilities, losses, costs and expenses, of whatever kind or nature, incurred, suffered or sustained by HP Group from and after the Closing Date arising out of, or in relation to, (a) Company’s defense, enforcement or licensing of the Assignable Patents or (b) any litigation or judicial or administrative action relating to any Assignable Patent in which an HP Group entity or their respective current or former employees are (i) named as a party, respondent or otherwise in any such litigation or action, (ii) obligated to provide testimonial, documentary or other evidence under any order, subpoena or other formal process, (iii) otherwise obligated under applicable law to take any action where failure to take action could reasonably be expected to expose HP Group or its employees to liability of any kind, such foregoing liabilities, losses, costs and expenses to include any discovery or travel costs, settlement, judgment, employee time and attorneys’ fees and expenses.

6	Prior Commitments

The provisions of this Section 6 shall be effective and only apply if Company exercises the Assignment Option.

6.1	Encumbrances. Company accepts the assignment of the Assignable Patents under this Agreement subject to all rights granted to others prior to or concurrent with the Closing Date.

6.2	Retained Royalties. HP reserves and retains, for the benefit of itself and its Affiliates (and its and their successors and assigns), all rights to past, present, and future royalties and other consideration given or to be given in exchange for rights with respect to any Assignable Patent arising or accruing under agreements executed by HP or its Affiliates prior to the Closing Date. HP further reserves and retains all such royalties and other consideration arising out of or accruing under any license, sublicense, immunity or other right granted by HP or its Affiliates pursuant to Section 5.2.

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6.3	Open Source Licenses. HP may have contributed computer code to an open source computer project or otherwise made computer code (collectively, the “Computer Code”) subject to the obligations of an Open Source License. To the extent that one or more claims of the Assignable Patents and any Follow-on Patents read on Computer Code, Company acknowledges that the Assignable Patents and any Follow-on Patents may be subject to the express or implied licensing obligations of an Open Source License. Accordingly, Company acknowledges and agrees that the sale and assignment of the Assignable Patents shall be subject to, and Company shall abide by, all obligations of any Open Source License governing such Computer Code.

6.4	Standards Obligations. Company acknowledges that HP may have made or offered to make one or more of the Assignable Patents and any Follow-on Patents subject to the express or implied licensing obligations of a standards body prior to the Closing Date. Accordingly, Company acknowledges and agrees that the sale and assignment of the Assignable Patents shall be subject to, and Company shall abide by, all such preexisting obligations arising out of any Standards-Related Actions that relate to the Assignable Patents and any Follow-on Patents.

7	Representations And Warranties

7.1	Authority. Each Party represents and warrants on the Effective Date that it has the right and authority to enter into this Agreement, to grant the licenses, assignments and other rights it purports to grant hereunder, and to carry out its obligations hereunder.

7.2	Title; No Liens; Maintenance Fees. HP represents and warrants on the Effective Date that: (a) it is the sole owner of the Assignable Patents, with the full right and power to assign each Assignable Patent as set forth in Section 3.1; (b) each Assignable Patent is free from all liens and security interests, and (c) none of the Assignable Patents are abandoned or have lapsed based on a failure to pay maintenance fees.

7.3	Confirmed Unlicensed Companies. HP represents and warrants that to the Knowledge of HP, solely with respect to any of the entities explicitly set forth in Exhibit 7.3 (excluding any affiliates of such entities operated under a different name), no document was found purporting to grant a patent license to Assignable Patents, where such license can be determined through review of the document without an independent factual investigation to determine whether the Assignable Patent was implicated. Without limiting the foregoing, the following types of documents are excluded as a patent license: standards/open source commitments including those pursuant to Sections 6.3 and 6.4; product/supply agreements; software/technology licenses; development agreements; and services agreements.

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7.4	Adjudications and Proceedings. HP represents and warrants that to the Knowledge of HP: (i) no court or other tribunal or administrative body has made a finding or adjudication, pursuant to any proceeding to which HP was a party, that any of the Assignable Patents for which the serial or patent numbers are explicitly listed in Exhibit 1.2 is invalid or unenforceable; and (ii) no Assignable Patent is the subject of a claim of invalidity or unenforceability in any pending judicial, administrative or other proceeding pursuant to which HP is a party.

8	Term and Termination

8.1	Term. Unless terminated under this Section 7, the term of this Agreement shall last until the last to expire of the Assignable Patents.

8.2	Termination for Non-Exercise. HP may terminate this Agreement upon notice to Company in the event Company failed to exercise the Assignment Option by the Closing Date.

8.3	Termination for Non-Payment. HP may terminate this Agreement in the event Company fails to make any payment specified hereunder when due and fails to pay such sum within 10 days after receipt of notice from HP.

8.4	Termination for Cause. Either Party may terminate this Agreement for cause by notice to the other Party in the event the other Party materially breaches any provision of this Agreement and such breach is not cured within 30 days after receipt of notice from the non-breaching Party.

8.5	Termination for Bankruptcy. HP has the right to terminate this Agreement upon notice to Company if Company: (i) enters into voluntary or involuntary bankruptcy; (ii) ceases to make payments to a substantial number of its creditors; (iii) ceases to conduct its business; (iv) makes or causes to be made an assignment of its assets or business, in whole or in part, for the benefit of its creditors; or (v) has a receiver or trustee appointed to administer all or a substantial part of its business or property.

8.6	Termination for Force Majeure. Either Party has the right to terminate this Agreement in accordance with Section 10.10.

8.7	Effect of Termination. A Party that terminates this Agreement as provided in this Section 8 shall not be liable to the other Party for any termination charges or damages, including without limitation damages for goodwill, investments made, and the like. In the event of termination of this Agreement: (i) Company shall return all existing Confidential Information of HP provided hereunder and certify in writing destruction of all copies thereof.

8.8	Survival. The following provisions shall survive expiration or termination of this Agreement for any reason: (i) any Party’s obligations to make payments required hereunder that have accrued before the effective date of termination; (ii) any cause of action or claim of either Party resulting from any breach or default of the other Party before the effective date of termination; and (iii) Sections 1, 2.5 – 2.6, 4.3 – 4.5, 5 – 6 (if the Assignment Option is exercised), 8.7, 8.8, 9 and 10.

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9	No Other Warranties; Limitation Of Liability

9.1	NO OTHER WARRANTIES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ITS EXHIBITS OR ANY OTHER COMMUNICATION BY HP: (A) EXCEPT AS PROVIDED IN SECTION 7, HP MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSIGNABLE PATENTS, OR THE HP TECHNOLOGY; (B) HP SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE VALIDITY OR ENFORCEABILITY OF ANY ASSIGNABLE PATENT; AND (C) IN NO EVENT SHALL HP HAVE ANY LIABILITY ON ACCOUNT OF COMPANY’S INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR OTHER RIGHTS BY REASON OF PRACTICING OR LICENSING THE ASSIGNABLE PATENTS OR HP TECHNOLOGY.

9.2	EXCLUSION OF CERTAIN DAMAGES. HP SHALL NOT BE LIABLE TO COMPANY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, OR FOR ANY COSTS OF COVER, LOSS OF PROFITS OR GOODWILL, OR INTERRUPTION OF BUSINESS, UNDER OR IN RELATION TO THIS AGREEMENT, WHETHER BASED ON BREACH OF WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY, AND WHETHER OR NOT COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.3	LIMITATION OF LIABILITY. HP’S CUMULATIVE LIABILITY TO COMPANY FOR BREACHES OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO BREACHES OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7, SHALL NOT EXCEED THE PURCHASE PRICE. WITHOUT LIMITING THE FOREGOING, HP’S LIABILITY TO COMPANY FOR BREACHES ASSOCIATED WITH A PARTICULAR PATENT INCLUDED IN THE ASSIGNABLE PATENTS, INCLUDING BUT NOT LIMITED TO, ANY BREACHES OF THE REPRESENTATIONS AND WARRANTIES GIVEN BY HP IN SECTION 7, SHALL IN NO EVENT EXCEED A PRO-RATED PORTION OF THE PURCHASE PRICE. IN NO EVENT SHALL HP HAVE ANY LIABILITY ON ACCOUNT OF COMPANY’S INFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

10	Miscellaneous

10.1	Assignment. HP and its Affiliates may assign their respective rights in this Agreement to their respective successors in interest. Company may assign this Agreement upon a merger, reorganization, acquisition, sale of all or substantially all its assets, or other transfer of all of the Assignable Patents to a Third Party (the “Subsequent Assignee”), provided that (a) Company remains liable jointly and severally with Subsequent Assignee for all obligations of Company under this Agreement and (b) Subsequent Assignee agrees in writing to be bound by the terms and conditions applicable to Company with respect to the Assignable Patents. Company shall ensure (whether by operation of law or otherwise) that any transfer, by assignment or otherwise, of any of the Assignable Patents or any Follow-on Patents by Company to any party shall be subject to all of HP Group’s rights under this Agreement.

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Intellectual Property Agreement

10.2	Governing Law; Forum and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to or application of its conflict of laws, rules or principles. Any suit, action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts located in Delaware, and each party irrevocably consents to the jurisdiction of and venue in any such court for purposes of any such suit, action or proceeding.

10.3	Entire Agreement. The terms and conditions of this Agreement, including its exhibits, constitute the entire agreement among the Parties with respect to the subject matter hereof, and merge and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions with respect to such subject matter. No amendments, modifications or waivers shall be effective unless in writing and signed by duly authorized representatives of Company, HPDC, and HPI.

10.4	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic transmission of this Agreement by a Party containing a signature page that has been executed on behalf of that Party shall constitute a valid signature of that Party.

10.5	Notices. All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by recognized overnight delivery services such as FedEx, UPS or DHL, by hand, by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Company:	If to HP:

3D Nanocolor Corp.	HP Inc.
11100 Santa Monica Blvd	1501 Page Mill Road
Suite 380	Building 5M
Los Angeles, CA 90025	Palo Alto, CA 94304
Attention: Timothy Koch	Attention: DGC, Intellectual Property

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

HP/ Caldera Confidential	Page 14
Intellectual Property Agreement

10.6	Relationship of Parties. The Parties hereto are independent contractors. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any Third Party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between HP and Company.

10.7	Severability. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall use good faith to promptly negotiate a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

10.8	Waiver. Failure by either Party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

10.9	Attorney Fees. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred.

10.10	Force Majeure. Neither Party shall be liable for any failure to fulfill its obligations hereunder due to acts or omissions of government or military authority, acts of God, terrorism, earthquakes, fires, floods, epidemics, riots, wars or other events beyond the reasonable control of that Party. Each Party shall give the other Party prompt written notice of any such condition. If a Party’s failure to fulfill its obligations hereunder, which such Party claims is excused by a force majeure event pursuant to this Section 10.10, lasts longer than 90 days, the other Party may terminate this Agreement.

10.11	Agreement Not Construed Against Drafter. The Parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting thereof, and that this Agreement shall not be construed in favor of or against either Party solely on the basis of a Party’s drafting or participation in the drafting of any portion of this Agreement.

HP/ Caldera Confidential	Page 15
Intellectual Property Agreement

IN WITNESS WHEREOF, HPI and HPDC have executed this Intellectual Property Agreement by their duly authorized representatives as of the Effective Date:

HP Inc.

By:	/s/ Annette Friskopp
Printed Name:	Annette Friskopp
Title:	HP GM Specialty Printing Systems
Date:	January 29, 2016

Hewlett-Packard Development Company, L.P.

By: HPQ Holdings, LLC, its General Partner

By:	/s/ Dan Croft
Printed Name:	Dan Croft
Title:	Director of Intellectual Property Sales and Licensing
Date:	30-January-2016

HP/ Caldera Confidential	Page 16
Intellectual Property Agreement

IN WITNESS WHEREOF, Company has executed this Intellectual Property Agreement by their duly authorized representatives as of the Effective Date:

3D Nanocolor Corp.

By:	/s/ Tim koch
Printed Name:	Tim koch
Title:	CTO - 3D Nanocolor Corp.
Date:	January 29, 2016

HP/ Caldera Confidential	Page 17
Intellectual Property Agreement

List of Exhibits

Exhibit 1.2	Assignable Patents
Exhibit 1.9	HP Technology
Exhibit 3.1.2	Form of Recordable Assignment
Exhibit 4.6.1	Form of Royalty Report
Exhibit 7.3	Unlicensed Companies

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Intellectual Property Agreement

Exhibit 1.2 – Assignable Patents

HP Internal ID	Country	App. No.	Pat. No.	Title
82250201	U.S.	12/411828	8018642	ELECTRO-OPTICAL DISPLAY
82262213	U.S.	12/830581	8183757	DISPLAY ELEMENT
82262189	U.S.	12/815993	8184357	DISPLAY ELEMENT
82276163	U.S.	12/917672	8331014	PIGMENT-BASED INKS
82262192	U.S.	12/815811	8384659	DISPLAY ELEMENT INCLUDING ELECTRODES AND A FLUID WITH COLORANT PARTICLES
82259243	U.S.	12/626489	8432598	TRANSPARENT CONDUCTOR STRUCTURE
82743867	U.S.	13/115754	8896906	INKS INCLUDING BLOCK COPOLYMER GRAFTED PIGMENTS VIA AZIDE CHEMISTRY

HP/ Caldera Confidential	Page 19
Intellectual Property Agreement

Exhibit 1.9 – HP Technology

Documentation

Formulations for black EKD fluid

Formulation for structure resin

Embossing patterns and design files

Electrical driving schemes

Sample Material

Sample Films

Available raw materials for 500 ml of black EKD fluid

Embossing Master Stamps

EKD Cell Assembly fixtures

EKD Evaluation Tool

HP/ Caldera Confidential	Page 20
Intellectual Property Agreement

Exhibit 3.1.2 – Form of Recordable Assignment

Assignment of Patent Rights

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hewlett-Packard Development Company, L.P., a limited partnership duly organized and existing under the laws of the State of Texas and having its principal place of business at 11445 Compaq Drive West, Houston, Texas 77070-1443, U.S.A. (“HPDC”), and HP Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal place of business at 1501 Page Mill Road, Palo Alto, California 94304, U.S.A. (“HPI”) (HPDC and HPI are collectively referred to herein as Assignor”), hereby grant and assign to 3D Nanocolor Corp. (“Assignee”) all of Assignor’s right, title and interest in and to the United States Letters Patents identified in Exhibit A (collectively, “Assigned Patents”), to have and to hold the same, for Assignee’s own use and enjoyment and for the use and enjoyment of its successors and assigns, and the right to sue for damages for infringement of such Assigned Patents accruing at any time prior to, on, and/or after the date hereof, for the full term or terms of all such Assigned Patents, subject to all rights granted under the Assigned Patents to third parties prior to_______________ [insert Closing Date].

IN WITNESS WHEREOF, the Assignor executed this Assignment of Patent Rights by their duly authorized representatives as of the Effective Date as set forth below:

HEWLETT-PACKARD DEVELOPMENT COMPANY, L.P.

By:   HPQ Holdings, LLC, its General Partner

By:		Date:
[Name], [Title]
HPQ Holdings, LLC

HP INC.

By:		Date:
[Name], [Title]
HP Inc.

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Intellectual Property Agreement

Exhibit 4.6.1 – Form of Royalty Report

Contract Title: 3D Nanocolor Corp - HP Intellectual Property Agreement (EKD)

Reporting Period: _______________

Date of Report:__________________________

1	Gross revenues of Licensed Products
2	Royalty due on Licensed Products (as determined by Section 4.2.2):
3	Any Late fees & Interest if applicable:
4	Total Payment Amount:

Payments should be made to:

Bank of America

ABA No. 026009593

Swift No. BOFAUS3N

Account Number: 3752072176

A copy of this report should be sent to:

HP Inc.

1501 Page Mill Road

Palo Alto, CA 94304 U.S.A.

Attn: IPSL Royalty/Contract Compliance

with an email copy of the royalty report sent to: ipl.royalty@hp.com

Company Contact Information:

NAME

PHONE

EMAIL ADDRESS

HP/ Caldera Confidential	Page 22
Intellectual Property Agreement

Exhibit 7.3 – Unlicensed Companies

1.	3M

2.	E Ink Holdings

3.	Merck KGaA

4.	Philips

5.	Amazon

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Intellectual Property Agreement

Certificate Of Completion

Envelope Id: DFDCF82E673F4BB1BDC5539F22AB6C41		Status: Sent

Subject: Please DocuSign this document: EKD Intellectual Property Agreement - HP-3D Nanocolor Source Envelope:

Document Pages: 23	Signatures: 3	Envelope Originator:
Certificate Pages: 5	Initials: 0	Dan Croft
AutoNav: Enabled		3000 Hanover Street
EnvelopeId Stamping: Enabled		MS 1050
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		Palo Alto, CA 93404
dan.croft@hp.com
IP Address: 12.19.232.10

Record Tracking

Status: Original	Holder: Dan Croft	Location: DocuSign
1/29/2016 7:27:14 AM	dan.croft@hp.com

Signer Events	Signature	Timestamp

Annette Friskopp		Sent: 1/29/2016 7:33:53 AM
annette.m.friskopp@hp.com
GM Specialty Printing Systems
HP Central Account 2
Security Level: Email, Account Authentication
(None)
Electronic Record and Signature Disclosure:
Not Offered
ID:

Tim Koch		Sent: 1/29/2016 7:33:53 AM
tim.koch@3dnanocolor.com		Viewed: 1/29/2016 8:23:20 AM
Security Level: Email, Account Authentication		Signed: 1/29/2016 8:24:58 AM
(None)	Using IP Address: 73.25.113.203

Electronic Record and Signature Disclosure:
Accepted: 1/29/2016 8:23:20 AM
ID: cb5d5fe6-6b6a-4a45-8723-ed8068bda89b

Dan Croft

dan.croft@hp.com

Director of IP Sales and Licensing

HP Central Account 2

Security Level: Email, Account Authentication

(None)

Electronic Record and Signature Disclosure:

Not Offered

ID:

In Person Signer Events	Signature	Timestamp
Editor Delivery Events	Status	Timestamp
Agent Delivery Events	Status	Timestamp
Intermediary Delivery Events	Status	Timestamp
Certified Delivery Events	Status	Timestamp
Carbon Copy Events	Status	Timestamp
Notary	Events	Timestamp
Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	1/29/2016 7:33:53 AM
Electronic Record and Signature Disclosure

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If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

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If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. To indicate to us that you are changing your mind, you must withdraw your consent using the DocuSign ‘Withdraw Consent’ form on the signing page of a DocuSign envelope instead of signing it. This will indicate to us that you have withdrawn your consent to receive required notices and disclosures electronically from us and you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

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Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

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You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:

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To let us know of a change in your e-mail address where we should send notices and disclosures electronically to you, you must send an email message to us at christopher.nix@hp.com and in the body of such request you must state: your previous e-mail address, your new e-mail address. We do not require any other information from you to change your email address.

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SECOND AMENDMENT TO THE INTELLECTUAL PROPERTY AGREEMENT

THIS SECOND AMENDMENT TO THE INTELLECTUAL PROPERTY AGREEMENT (this “Second Amendment”), dated May 1, 2017 (the “Second Amendment Effective Date”) is an amendment to a certain Intellectual Property Agreement (the “Agreement”) effective January 31, 2016 (the “Effective Date”) and first amended on April 12, 2016, by and between (a) Hewlett-Packard Development Company, L.P., a Texas limited partnership having its principal place of business at 11445 Compaq Drive West, Houston, Texas 77070-1443 (“HPDC”), and HP, Inc., a Delaware corporation having its principal place of business at 1501 Page Mill Road, Palo Alto, California 94304, U.S.A. (“HPI”) (HPDC and HPI are collectively referred to herein as “HP”), on the one hand; and (b) 3D Nanocolor Corp., a Delaware corporation having its principal place of business at 11100 Santa Monica Blvd Suite 380, Los Angeles, CA 90025 U.S.A. (“Company”) (each individually referred to as a “Party” and both collectively referred to as the “Parties”).

RECITALS

WHEREAS the Parties desire to amend the Agreement.

NOW, THEREFORE, the Parties agree to amend the Agreement as follows:

A.	Replace Section 1.5 in its entirety with the following:

1.5	“Closing Date” is four (4) years from the Effective Date, or such longer period as the Parties may agree, and further subject to the provisions of Section 2.3.

B.	Replace Section 2.4 in its entirety with the following:

2.4	Covenant Not to License. For four (4) years from the Effective Date, other than as set forth in this Section 2.4, HP agrees not to license, transfer, pledge, offer to option encumber, sell, assign or otherwise dispose of the HP Technology, or the Assignable Patents to any Third Party. The foregoing shall not apply to: (i) licenses executed prior to the Effective Date or options to license executed prior to the Effective Date that are exercised thereafter; (ii) patent cross-licenses or broad licenses, regardless of their execution date, that do not specifically (a) enumerate the Assignable Patents or (b) otherwise contemplate disclosure of the HP Technology; or (iii) litigation settlement agreements between HP or its Subsidiaries and any Third Party.

C.	Replace Section 4.1 in its entirety with the following:

4.1	Research License Fee. Company shall pay HP the non-refundable, non-creditable amount of Three Hundred Seventy-Five Thousand Dollars and Zero Cents (U.S.$375,000.00) payable in accordance with the following schedule:

4.1.1	Seventy-Five Thousand Dollars and Zero Cents (U.S.$75,000.00) upon completion of the technology transfer contemplated under Section 2.1; and

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3D Nanocolor– HP: IP Agreement Second Amendment

4.1.2	One Hundred Thousand Dollars and Zero Cents (U.S.$100,000.00) upon the first anniversary of the Effective Date.

4.1.3	One Hundred Thousand Dollars and Zero Cents (U.S.$100,000.00) upon the second anniversary of the Effective Date.

4.1.4	One Hundred Thousand Dollars and Zero Cents (U.S.$100,000.00) upon the third anniversary of the Effective Date.

D. All other terms and conditions of the Agreement remain in effect.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Second Amendment, as of the date set forth in the first paragraph hereof.

“HPI”		“Company”
HP INC.		3D Nanocolor Corp.

Signature:	/s/ Annette Friskopp	Signature:	/s/ Tim Koch

Name:	Annette Friskopp	Name:	Tim Koch

Title:	GM HP SPS	Title:	Chief Technology Officier

“HPDC”
Hewlett-Packard Development Company, L.P.
By: HPQ Holdings, LLC, its General Partner

Signature:	/s/ Dan Croft

Name:	Dan Croft

Title:	Head of IP Sales & Licensing

CONFIDENTIAL	2/2

3D Nanocolor– HP: IP Agreement Second Amendment